Exhibit (p)(8)

Code of Ethics Statement

Background

In accordance with SEC regulations, Climate Finance Partners LLC (“CLIFI”) has adopted a code of ethics to:

➢	Set forth standards of conduct expected of all supervised persons (including compliance with federal securities laws);
➢	Safeguard material non-public information about client transactions; and

Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act. Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”).

Rule 17j-1 under the 1940 Act requires each investment adviser to a registered investment company (“RIC”) to adopt a written code of ethics containing provisions reasonably necessary to prevent the adviser and its Employees from:

o	Employing any device, scheme or artifice to defraud the RIC;

o	Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;

o	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and

o	Engaging in any manipulative practice with respect to the RIC.

o	As required by Rule 17j-1(c)(2)(ii), no less frequently than annually, the Firm shall furnish to the board of directors/trustees of a RIC, a written report that:

o	Describes any issues arising under the Code or the related procedures adopted hereunder since the last report to the board of trustees, including, but not limited to, information about material violations of the Code or procedures and the sanctions imposed in response to such material violations; and

o	Certifies that CLIFI has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Code.

Introduction

As an investment advisory firm, CLIFI has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. CLIFI has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

CLIFI holds its supervised persons accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

➢	Always place the interest of the clients first and never benefit at the expense of advisory clients;
➢	Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships;
➢	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;
➢	Fully comply with applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and
➢	Proactively promote ethical and honest behavior with CLIFI including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with CLIFI’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

Definitions

“Access Person” includes any supervised person who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any client account or any fund the adviser or its control affiliates manage, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the firm’s directors, officers, and partners are presumed to be access persons.

“Advisers Act” means Investment Advisers Act of 1940.

“Adviser” means CLIFI.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An access person is presumed to have beneficial ownership of any family member’s account.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

“Client” - CLIFI’s clients only include the Exchange Traded Funds that CLIFI serves as sub-advisor for.

For the purposes of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the adviser as a whole.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment personnel” means any employee of the investment adviser or of any company in a control relationship to the investment adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

“Reportable Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except:

➢	Direct obligations of the Government of the United States;
➢	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
➢	Shares issued by money market funds;
➢	Shares issued by open-end funds other than reportable funds*;
➢	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Reportable funds include any open-end mutual fund advised or sub-advised by CLIFI.

Finally, exchange-traded funds (“ETFs”) are considered reportable securities and are subject to the reporting requirements contained in Code of Ethics.

“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Compliance Procedures

Compliance with Laws and Regulations

Supervised persons of CLIFI must comply with applicable state and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

➢	To defraud such client in any manner;
➢	To mislead such client, including making any statement that omits material facts;
➢	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;
➢	To engage in any manipulative practice with respect to such client;
➢	To engage in any manipulative practice with respect to securities, including price manipulation.

Outside Business Activities

Supervised persons of CLIFI must comply with applicable state and federal securities laws. Supervised persons shall not engage in any outside business activity without prior firm approval.

Definition

Outside business activity (OBA) is any employment or compensation from any other person or entity as a result of a business activity, other than a passive investment, outside the scope of a supervised person’s relationship to CLIFI.

Review and Approval by the CCO

Supervised persons of CLIFI are required to report outside business activities to the CCO for review and approval prior to engaging in these activities (see Sample 3). The CCO will review these activities to determine if they create a conflict of interest with the supervised persons’ ability to act in the best interest of the firm’s customers. If it is determined that a conflict does exist, the CCO will determine if the conflict can be appropriately mitigated by disclosure or other means.

The supervised person shall provide at least the following information to the CCO regarding the activity:

➢	Name, address, contact information for the person or entity paying the compensation;
➢	Complete description of the activity;
➢	Amount of compensation or formula; and
➢	Duration of the activity.

Service on Board of Directors

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of CLIFI, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Disclosure on Appropriate Documents (1A, 1B, 2A, 2B, U4)

Individual Form U4s and Form ADV Part 2Bs will be updated as needed for outside business activities. It is the responsibility of the individual supervised person and the CCO to make sure these documents are updated promptly in the event disclosure is required.

Likewise, certain outside business activities of supervised persons may require firm documents to be updated as well. If updates are required for Form ADV Part 1A, Part 1B, and/or Part 2A, then the CCO will be responsible for updating these documents when needed.

Record Keeping Requirements

CCO will keep and maintain records of all OBA requests and any relevant supporting documentation that helped in the decision to approve or deny the OBA.

Political Contributions (“Pay to Play”)

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rules”) curtails improper influence on government officials and entities when awarding contracts to a registered investment adviser to advise/manage public funds.

The Pay to Play Rules generally prohibit CLIFI, as an investment adviser, from providing advisory services for compensation to a government entity (including the investment by the government entity in any fund) for two years when CLIFI or certain supervised persons makes a contribution (as defined below) to certain state, local or federal government-elected officials or candidates where the office of such official or candidate is directly or indirectly responsible for or can influence (or has authority to appoint any person who is directly or indirectly responsible for or can influence) the hiring of CLIFI to manage the assets of the government entity. Government entities covered by the Pay to Play Rules include state, local or federal government pension plans, state university endowments and other state, local or federal government accounts.

The compensation prohibition would be triggered when a “contribution” to a government official or campaign is made by CLIFI or by certain supervised persons. Examples of “contributions” include, but may not be limited to: the donation of money (check, credit card or cash) for a political campaign or in-kind contributions such as the use of a personal residence or office location, staff or refreshments for a campaign event, payment to attend a political fund-raising event or anything else of value for the purpose of influencing an election.

In addition, CLIFI may be prohibited from receiving compensation from a government client for two years if either CLIFI or a supervised person engages in fundraising activities that include soliciting or coordinating (“bundling”) political contributions or payments to a state or local political party where, or to an official or candidate of a government entity to which, CLIFI is providing or seeking to provide advisory services. Supervised persons should be sensitive that fundraising may occur at a formal event organized and classified as a fundraiser or on an unplanned basis in an informal setting.

Pre-clearance Requirements and Procedures

CLIFI and its supervised persons are required to obtain written pre-clearance from the CCO prior to CLIFI or the supervised person, the supervised person’s spouse, or any immediate family member:

➢	Making any political contribution to a candidate for state, local or federal office, or an official of any state, local or federal government entity or subdivision thereof, or to a political action committee (“PAC”);
➢	Engaging in fundraising or volunteer activities related to any state, local, federal political or governmental activities, or on behalf of an official of any state, local, federal government entity or subdivision thereof;
➢	Making contributions to a political party or designated group to indirectly contribute to a government official or candidate otherwise prohibited by this policy; or
➢	Soliciting or coordinating (“bundling”) from any person or PAC to make any contribution or payment (whether or not intended to influence an election or campaign) to a government official, candidate for government office, political party or PAC.

Each supervised person is required to pre-clear his or her (or spouse’s or any immediate family member’s) proposed political contributions described above, as well as fundraising, volunteering for, or otherwise engaging in any activity with respect to any of the above. A Political Contribution Pre-Clearance Form is included in Sample 13.

Prohibition on Indirect Contributions and Activities

Neither CLIFI nor any supervised person shall use any person or entity to circumvent or act as a “conduit” to make contributions, or coordinate any contributions, to an official or candidate. Supervised Persons may not be directly or indirectly reimbursed or otherwise compensated by CLIFI for any political contribution or activity prohibited by this policy and otherwise cannot do indirectly what they cannot do directly pursuant to this policy.

New Employees

New employees (and certain consultants deemed supervised persons by the CCO) will be required to complete a form to report political contributions made by them (and their spouses and immediate family members) over the previous two years. This information will be submitted to the CCO prior to hiring or engagement to ensure compliance with the Pay to Play Rule.

Third Party Solicitors

The federal Pay to Play Rule also prohibits CLIFI from providing or agreeing to provide, directly or indirectly, payment to any third party solicitor who, for a fee, solicits advisory business from any government client on behalf of CLIFI, unless the solicitor is a regulated person. A regulated person is a (i) registered broker-dealer, also subject to pay to play restrictions; (ii) registered investment adviser also subject to pay to play restrictions; or (iii) registered municipal adviser subject to the pay to play restrictions adopted by the Municipal Securities Rulemaking Board. The CCO should be consulted prior to engaging any solicitor to receive pre-clearance to engage such solicitor and to ensure that such solicitor meets the definition of a “Regulated Person” and has sufficient “pay to play” policies in effect. Each agreement with a solicitor prior to its execution must be reviewed and approved in writing by the CCO.

In certain limited circumstances, CLIFI may have a limited ability to cure the consequences of an inadvertent political contribution to an official for whom the supervised person making it is not entitled to vote, provided that the contributions, in the aggregate, do not exceed $350 to any one official, per election, if discovered within four months of the date of such contribution. Therefore, in order to catch any such inadvertent contribution, the CCO will require quarterly certification from supervised persons that political contributions and activities have been pre-approved and are recorded in compliance with the Pay to Play Policy.

Gifts and Entertainment

Compliance with Laws and Regulations

Supervised persons shall not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons shall not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser without written pre-approval by the CCO. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the CCO. The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present.

All gifts, given and received, will be recorded in a log (see Sample 10).

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback.

Prohibited Purchases and Sales

Insider Trading

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

CLIFI strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. CLIFI additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material non-public information should report such to the Chief Compliance Officer (CCO). This policy applies to all of CLIFI’s employees and associated persons without exception.

Please note that it is the SEC’s position that the term “material non-public information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Initial Public Offerings (IPOs)

No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering.

Limited or Private Offerings

No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining the prior approval of the CCO. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Limited or Private Offering.

Miscellaneous Restrictions

Blackout Periods

From time to time, representatives of CLIFI may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of CLIFI to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest. When similar securities are being bought or sold, CLIFI employees will either transact clients’ transactions before their own or will transact alongside clients’ transactions in block or bunch trades. In addition, with limited exceptions, Access Persons will not be allowed to undertake a personal trade in any security where the Advisor has placed a client trade in the same security on the same day. Before trades are executed, the Access Person will send an email to the CCO disclosing which trades will be executed that day so that the CCO can confirm that the Advisor is not trading in the stated security that business day.

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin.

Option Transactions

Investment personnel are prohibited from purchasing options, unless pre-cleared by the CCO.

Short Sales

Investment personnel are prohibited from selling any security short, in their own accounts, that is owned by any client of the firm, except for short sales “against the box”, unless pre-cleared by the CCO.

Short-Term Trading

Securities held in client accounts may not be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel.

Prohibited Activities

Conflicts of Interest

CLIFI has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of CLIFI or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for CLIFI honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

➢	Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty;
➢	Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Confidentiality

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Personal Securities Reporting and Monitoring

Personal Securities Pre-Clearance Procedures

All CLIFI personnel are required to receive CCO approval prior to transacting in any Reportable Securities. A Personal Securities Transaction Pre-Clearance Form is included in Sample 12. The preclearance policy does not apply to purchases that are part of an automatic dividend reinvestment plan. Furthermore, transactions effected pursuant to an automatic/scheduled investment plan, which was previously approved by the CCO are not subject to the preclearance requirements of the Code. A Reportable Security is defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and includes any note, bond, stock, warrant, exchange traded fund, option, future or derivative relating to any security or commodity. The following securities are not Reportable Securities:

●	Direct obligations of the United States government
●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements
●	Shares issued by money market funds
●	Shares issued by unaffiliated registered open-end mutual funds
●	Shares issued by unit investment trusts that are invested in one or more unaffiliated open-end funds

Please note, shares of any advised or sub-advised funds are Reportable Securities.

Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response.

Records of pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring that compliance these policies.

Holdings Reports

Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file a holdings report containing the following information (see Sample 8):

➢	The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person;
➢	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person;

➢	The date that the report was submitted by the access person.

The information in the holdings report must be current as of a date no more than forty-five (45) days prior to the date the report was submitted.

Transaction Reports

Every access person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information (see Sample 9):

➢	For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;
➢	The nature of the transaction (e.g., purchase, sale);
➢	The price of the security at which the transaction was effected;
➢	The name of any broker, dealer or bank with or through the transaction was effected;
➢	The date that the report was submitted by the access person.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.

Report Confidentiality

Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements

Access persons do not need to submit:

➢	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;
➢	A transaction report with respect to transactions effected pursuant to an automatic investment plan;
➢	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Review of Personal Securities

CLIFI is required by the Advisers Act and applicable state law to review access persons’ initial Holdings report and to do so annually thereafter. Transaction reports are reviewed at least quarterly. The CCO is responsible for reviewing these transactions and holdings reports. The CCO’s personal securities transactions and reports shall be reviewed by designated firm personnel (see Exhibit 1).

Access persons are subject to the reporting requirements detailed above for personal accounts and all accounts in which they have any beneficial ownership in any reportable securities. For clarification, these terms are defined in this Code.

Single Access Person Advisers

If at any time CLIFI only has one access person, the person will not be required to submit reports but will maintain records of all holdings and transactions. It is assumed that all trades by the sole access person are reviewed as the trades are entered.

Certification of Compliance

Initial Certification

The firm is required to provide supervised persons with a copy of this Code. Supervised persons are to certify in writing via an attestation statement (see Sample 1) that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

Acknowledgement of Amendments

The firm must provide supervised persons with any amendments to this Code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

Supervised persons must annually certify via an attestation statement that they have read, understood, and complied with this Code of Ethics and that the supervised person has made the reports required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance (see Sample 1).

Reporting Violations and Whistleblower Provisions

Supervised persons must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the CCO’s Supervisor or other firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

➢	Noncompliance with applicable laws, rules, and regulations;
➢	Fraud or illegal acts involving any aspect of the firm’s business;
➢	Material misstatements in regulatory filings, internal books and records, clients records or reports;
➢	Activity that is harmful to clients, including fund shareholders;
➢	Deviations from required controls and procedures that safeguard clients and the firm; and
➢	Violations of the firm’s Code of Ethics.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties

Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and supervised persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that CLIFI maintains the following records in a readily accessible place:

➢	A copy of each Code of Ethics that has been in effect at any time during the past five years;
➢	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
➢	A record of written acknowledgements and/or attestation statements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the firm;
➢	Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;
➢	A list of the names of persons who are currently, or within the past five years were, access and/or supervised persons;
➢	A record of any decision and supporting reasons for approving the acquisition of securities by access or supervised persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;
➢	A record of any decisions that grant employees or access or supervised persons a waiver from or exception to the Code.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation and make any changes needed.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the Supervisor or other firm principal. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

➢	Letter of censure;
➢	Suspension or termination of employment;
➢	Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit;
➢	In serious cases, referral to law enforcement or regulatory authorities.